As filed with the Securities and Exchange Commission on July 23, 2018

Registration No. 333-_______________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

                         STRATA Skin Sciences, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	13-3986004 (I.R.S. employer identification no.)
100 Lakeside Drive, Suite 100 Horsham, Pennsylvania (Address of principal executive offices)	19044 (Zip code)

STRATA Skin Sciences, Inc.
2016 Omnibus Incentive Plan
(Full title of the plan)

Dr. Dolev Rafaeli
Chief Executive Officer
STRATA Skin Sciences
100 Lakeside Drive, Suite 100
     Horsham, Pennsylvania  19044
(Name and address of agent for service)

                                         (215) 619-3200
(Telephone number, including area code, of agent for service)

Copy to: Kenneth R. Koch, Esq. Mintz Levin Cohen Ferris Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 692-6768

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	3,134,365 shares	$1.86	$ 5,735,887.95	$714.12

(1)
This registration statement shall also cover any additional shares of STRATA Skin Sciences, Inc. common stock that become issuable under such plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares STRATA Skin Sciences, Inc. common stock.

(2)
Estimated in accordance with Securities Act Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices per share of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on July 18, 2018, which is a date within five business days prior to the filing of this Registration Statement.

 Explanatory Note

STRATA Skin Sciences, Inc. (the "Company" or the "Registrant") is hereby registering an increase of 3,134,365 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), which may be issued and sold pursuant to the STRATA Skin Sciences, Inc. 2016 Omnibus Incentive Plan, as amended (the "Plan"). On May 23, 2018, the Company's stockholders approved an amendment to the Plan to increase the maximum number of shares that employees may purchase from 10,565,648 to 13,700,013.

The Company has previously registered on Form S-8 (Registration Statement No. 333-216712) an aggregate of 10,565,648 shares of Common Stock issuable under the Plan. Accordingly, this Registration Statement hereby incorporates by reference pursuant to General Instruction E of Form S-8 the contents of the Registration Statement on Form S-8, File No. 333-216712, filed with the Securities and Exchange Commission (the "SEC") on March 15, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Part I of this Registration Statement is included in documents sent or given by the Registrant to participants in the Plan covered by this Registration Statement, pursuant to Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.          Incorporation of Documents by Reference.
The following documents that we have filed with the SEC (File No. 000-51481) are incorporated by reference into this registration statement:
•
Annual report on Form 10-K for the fiscal year ended December 31, 2017, filed on April 2, 2018;
•          Quarterly report on Form 10-Q for the quarter ended March 31, 2018, filed on May 15, 2018;
•          Current Reports on Form 8-K filed on April 2, 2018 (Accession No. 18727217), May 15, 2018, May 23, 2018, and May 29, 2018;
•          The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on August 8, 2005, and any amendments or reports filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this registration statement and until the offering under this registration statement is completed will be deemed to be incorporated by reference into this registration statement and will be a part of this registration statement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement.  Any statement that is modified or superseded will not constitute a part of this registration statement, except as modified or superseded.
Item 4.          Description of Securities.
No answer to this item is required because the class of securities to which this registration statement relates is registered under Section 12 of the Exchange Act.
Item 5          Interests of Named Experts and Counsel.
Not applicable.
Item 6          Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by the DGCL. Pursuant to these provisions, we have entered into indemnity agreements with our directors and officers.

Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful.
These provisions do not eliminate the duty of care, and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, may remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. These provisions also generally do not affect a director's responsibilities under any other laws, such as the federal securities laws.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Item 7          Exemption from Registration Claimed.
Not applicable.
Item 8          Exhibits.
The exhibits accompanying this Registration Statement are listed on the accompanying exhibit index.
Item 9.          Undertakings.
(a) We hereby undertake:
(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)          that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof; and
(3)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Mintz Levin Cohen Ferris Glovsky and Popeo, P.C. (filed herewith).
10.1	Strata Skin Sciences 2016 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.44 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on November 14, 2016).
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).
23.2	Consent of Mintz Levin Cohen Ferris Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Powers of attorney (included with the signature pages).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on July 23, 2018.
STRATA SKIN SCIENCES, INC. By: /s/ Dr. Dolev Rafaeli Dr. Dolev Rafaeli Chief Executive Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints Dr. Dolev Rafaeli and Matthew Hill, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Dr. Dolev Rafaeli
Dr. Dolev Rafaeli /s/Matthew C. Hill	Chief Executive Officer and Director (principal executive officer)	July 23, 2018
Matthew C. Hill /s/Uri Geiger	Chief Financial Officer (principal financial and accounting officer)	July 23, 2018
Uri Geiger /s/Nachum Shamir	Chairman of the Board	July 23, 2018
Nachum Shamir /s/ Samuel E. Navarro	Director	July 23, 2018
Samuel E. Navarro s/ David N. Gill	Director	July 23, 2018
David N. Gill /s/ Samuel Rubinstein	Director	July 23, 2018
Samuel Rubinstein /s/ LuAnn Via	Director	July 23, 2018
LuAnn Via	Director	July 23, 2018